EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Robert O’Neill Joins Board of Directors of Summit Global Logistics

KENILWORTH, N.J., May 1, 2007 (BUSINESS WIRE) -- Summit Global Logistics, Inc. (OTCBB: SGLT) announced today that Robert O’Neill has joined the Board of Directors of Summit Global Logistics to replace Raymer McQuiston. Mr. McQuiston resigned to become the Company’s Outside General Counsel. Robert A. Agresti, President and Chief Executive Officer, commented, "I wish to thank Ray for his dedication and service to the Company, and taking on the role of General Counsel, and Bob for stepping up and joining the Board. As President of the Company’s FMI division, Bob brings years of experience and understanding in the logistics and warehousing sectors that will be of great benefit to the Company”.

About Summit Global Logistics

Summit Global is a leading third party logistics company providing a full suite of supply chain management services in the United States, Asia (including China, Taiwan, Thailand and Vietnam), Russia, the Commonwealth of Independent States, Eastern Mediterranean, the Middle East and India. The Company operates both contract logistics and freight forwarding/NVOCC operations in approximately 25 key transportation hubs across the globe. Visit the company at www.summitgl.com. SGLT-G

Contact information:
Investors:	- OR -	Media Contact:
Summit Global Logistics	Jody Burfening/Carolyn Capaccio	Samantha Scott
Investor Relations	Lippert/Heilshorn & Associates, Inc.	Summit Global Logistics
908-497-0280 x207	212.838.3777	908-497-0280 x205
www.summitgl.com	ccapaccio@lhai.com	sscott@summitgl.com

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